Exhibit 23.4

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

February 28, 2025

Antharas Inc 140, Jalan Maarof Bangsar 59100, Kuala Lumpur, Malaysia

Re:	Antharas Inc

Ladies and Gentlemen:

We have acted as counsel to Antharas Inc (the “Company”), a company incorporated in the Cayman Islands, in connection with its Registration Statement on Form F-1 (Registration No. 333-284297) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of 1,250,000 ordinary shares, par value $0.0001 per share, by the Company (or 1,437,500 ordinary shares if the underwriter exercises the over-allotment option in full).

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

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